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                                                                  Exhibit 10.106


                  REAL ESTATE MANAGEMENT AND LEASING AGREEMENT

      THIS REAL ESTATE MANAGEMENT AND LEASING AGREEMENT ("Agreement") made and effective as of the 1st day of March, 1997 between CHARLOTTE OFFICE TOWER ASSOCIATES, a joint venture formed under the laws of the State of North Carolina ("Owner"), and TRAMMELL CROW SE, INC., a Delaware corporation ("Property Manager").

                                  WITNESSETH:

      WHEREAS, Owner is the owner of an office building and parking garage located on the real property described on Exhibit "A" attached hereto and by this reference made a part hereof and commonly known as "Charlotte Plaza" (the "Premises"), and Owner wishes to avail itself of the ability and experience of Property Manager in the on-site management and leasing of the Premises; and

      WHEREAS, Property Manager is willing to provide such management and leasing services to the Premises on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I
                 ENGAGEMENT AND AUTHORITY OF PROPERTY MANAGER

      1.1 Engagement. Owner hereby engages Property Manager as an independent contractor in the management, leasing and operation of the Premises and, subject to the limitations set forth herein, hereby authorizes Property Manager to exercise such powers with respect to the Premises as may be necessary for the performance of Property Manager's obligations hereunder, and Property Manager accepts such engagement on the terms and conditions hereinafter set forth. Property Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein.

                                  ARTICLE II
                         PROPERTY MANAGER'S AGREEMENTS

      2.1 Scope of Obligations. Property Manager shall conduct the ordinary and usual business affairs of Owner relating to the management, leasing and operation of the Premises and shall implement, or cause to be implemented the policies of Owner for the conduct of such

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business affairs in accordance with the terms and conditions provided in this
Agreement and such other instructions as may be provided by Owner from time to time. The scope of Property Manager's authority shall be limited to the express authority granted hereunder. Property Manager agrees to use its best efforts to diligently and efficiently manage, lease and operate the Premises in accordance with the industry standards for operation and management of a first-class office building in Charlotte, North Carolina and the "Approved Budget" (as hereinafter defined) and, in connection therewith:

            (a) Contracts. To contract, for periods limited to Owner's possession of the Premises, but not in excess of one year without prior written approval of Owner, in the name and at the expense of Owner, for gas, electricity, water, and such other services as are necessary or convenient for the proper operation of the Premises. Service contracts shall be written to include a right of the Owner to terminate the agreement upon thirty (30) days notice without payment of a fee unless otherwise approved by Owner. A schedule of all service Contracts presently in effect with respect to the Premises is attached hereto as Exhibit "B" and by this reference made a part hereof.

            (b) Employees. To select, employ, pay, supervise, direct and discharge all employees necessary for the operation, management, maintenance and leasing of the Premises in accordance with the staffing plan attached hereto as Exhibit "C" and by this reference made a part hereof (the "Staffing Plan"), and at wages not in excess of those provided for in the Approved Budget or as otherwise approved by Owner in writing, and to use reasonable care in the selection and supervision of such employees. Owner shall have the right to approve the hiring, change, or removal of any such employee contemplated by the Staffing Plan from time to time. Likewise, Owner shall have the right to require Property Manager to remove from the Premises any employee employed by Property Manager in connection with the operation, management and leasing of the Building who is not satisfactory to Owner in the exercise of Owner's good faith judgment. Any change to the Staffing Plan must be approved by Owner in writing. All persons employed or utilized in connection with the operation, management, maintenance and leasing of the Premises shall be employees of Property Manager or of such contractors as may be retained by Property Manager pursuant to the Agreement, and not employees of Owner. Property Manager shall be responsible for complying with all laws and regulations and collective bargaining agreements, if any, affecting its employees, including without limitation laws and regulations governing worker's compensation insurance and compulsory non-occupational disability insurance. Property Manager is and will continue throughout the term of this Agreement to be an Equal Opportunity Employer. All costs associated with the operations of the Premises that have been included in the Approved Budget or that have otherwise been approved by Owner in writing shall be reimbursed to Property Manager or paid by Owner. In furtherance of the foregoing, the salaries. wages, benefits, payroll taxes and other direct personnel expenses incurred by Property Manager in connection with the employees retained by Property Manager in accordance with the Staffing Plan shall be paid by Property Manager in the percentages set forth on the Staffing Plan

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and shall be set forth in the Approved Budget. To the extent that the Staffing
Plan reflects that an employee of Property Manager is dedicating less than 100% of its time toward the management or operation of the Premises, then Owner shall have the right from time to time at its discretion to audit the responsibilities of such employee for purposes of equitably reflecting the actual time allocated by such employee to the Premises.

            (c) Maintenance and Repairs; Building Improvements. To keep the Premises in a clean and sightly condition and to make (or cause to be made by contractors retained by Property Manager pursuant to contracts in the name of the Owner) all repairs, alterations, replacements, and installations, do all decorating and landscaping, and purchase all supplies necessary for the proper operation of the Premises or the fulfillment of Owner's obligations under any lease or other agreement of which Property Manager has notice, or compliance with all known governmental and insurance requirements. Property Manager shall not, however, make any non-budgeted purchase or do any non-budgeted work in excess of $2,500.00 for any single expenditure (or $25,000 for all such expenditures during any one year) without obtaining in each instance the prior approval of Owner, except in circumstances which Property Manager shall deem to constitute an emergency requiring immediate action for the protection of the Premises or of tenants or other persons or to avoid the suspension of necessary services. Property Manager shall promptly notify Owner immediately of the necessity for, the nature of, and the cost of, any such emergency repairs or compliance. Property Manager shall submit a list to Owner from time to time of contractors and subcontractors performing tenant work, repairs, alterations or services at the Premises under Property Manager's direction.

            Property Manager shall supervise, administer and coordinate the construction of all tenant improvements within the Premises ("Tenant Work") as a part of its duties, including the supervision of any reconstruction of the Premises or capital improvements. Notwithstanding the foregoing, Property Manager acknowledges that Owner may from time to time enter into separate agreements with third party consultants (including affiliates and/or subsidiaries of Property Manager) to manage and supervise construction of such Tenant Work and other improvements at the Premises. Property Manager shall assist Owner in facilitating the efforts of such third party consultants. Property Manager shall obtain the necessary receipts, releases, waivers, discharges and assurances to keep the Premises free from mechanics' and materialmen's liens and other claims. Owner shall receive the benefit of all discounts and rebates obtainable by Property Manager in its operation, management and maintenance of the Premises. Property Manager agrees to take advantage of such discounts and rebates wherever available and reasonable.

            If Property Manager desires to contract for repair, construction, or any other service described in this subparagraph with a party with respect to which any partner or shareholder of Property Manager holds a beneficial interest, such interest shall be disclosed to and the contract must be approved by Owner in writing before such services are procured. The cost of any such services shall be at competitive rates, notwithstanding that tenants of the Premises may

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be required to pay such costs. Property Manger shall not insist or require that any tenant use Property Manager or any party with respect to which any party or shareholder of Property Manager holds a beneficial interest to perform any Tenant Work.

            (d) Tenant Complaints and Requests. To handle promptly complaints and requests from tenants and notify Owner promptly of any material complaint made by a tenant. In addition, Property Manager shall, at the request of Owner, cooperate with, coordinate and/or administer tenant surveys at no additional cost to Owner. Property Manager shall communicate to the tenant and use its best efforts to enforce all rules relating to the Premises as they may be established by Owner from time to time.

            (e) General Liability Insurance Requirements. To notify the general liability insurance carrier for the Premises and Owner promptly of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Premises and to promptly forward to the carrier, with copies to Owner, any legal document delivered to Property Manager relating to actual or alleged potential liability of Owner, Property Manager, or the Premises. In no event and under no circumstances, however, shall Property Manager be authorized or permitted to accept service of process on behalf of Owner with respect to any legal proceeding. Property Manager shall carry comprehensive general liability insurance with appropriate contractual and indemnification coverage and employer liability and worker's compensation in form, amount and from companies reasonably acceptable to Owner, shall include Owner as an additional insured under the liability policy with appropriate waivers of subrogation, and will deliver a copy of such liability policy or an original certificate of insurance to Owner. The cost of such liability insurance shall be at Property Manager's sole cost and expense. FICA, FUTA and worker's compensation, social security and unemployment insurance for personnel employed in connection with the operation and maintenance of the Premises at the position and levels of staffing set forth on the Staffing Plan shall be at the expense of Owner.

            (f) Tenant Indemnifications. To advise Owner of pertinent covenants in leases in which the tenants agree to hold Owner harmless with respect to liability from any accidents and/or to replace broken glass, and to secure from such tenants and forward to Owner any certificates of insurance, and renewals thereof, required to be furnished by the terms of such leases.

            (g) Bank Accounts and Disbursements. At the option of Owner, to receive and collect rent and all other monies payable to Owner by all tenants and licensees in the Premises and to deposit the same promptly with Wachovia Bank of North Carolina, N.A. or such other bank as may be designated by Owner from time to time (the "Bank") in an interest bearing account approved by Owner and in the name of Owner (the "Bank Account'). The Bank Account shall be used exclusively for such rent and other monies and shall in no event be commingled with funds of Property Manager. Property Manager may disburse funds from said Bank Account solely

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in payment for, or to reimburse Property Manager for payment of, authorized expenses incurred in connection with the operation of the Premises in accordance with the then current Approved Budget approved by Owner pursuant to this Agreement. Property Manager shall obtain Owner's written approval of all checks for payments in excess of $10,000 (with the exception of utility payments) and for any payments to Property Manager. In the event state law requires that tenant security deposits be held in a separate account, such account shall be established by Property Manager in the name of Owner and may be non-interest bearing (to the extent permitted by applicable law). Owner's representative designated from time to time will be a signatory on all bank accounts maintained by Property Manager.

            (h) Administration of Leases. To administer all present and future leases for the Premises including, but not limited to, the calculation and billing of all rents, pass-throughs, CPT adjustments and "true-up" reconciliations.

            (i) Collection and Other Actions. Upon the prior written approval of Owner, to institute all necessary legal actions or proceedings for the collection of rent or other income from the Premises, or the ousting or dispossessing of tenants or other persons therefrom, and all other matters requiring legal attention. Property Manager agrees to use its best efforts to collect rent and other charges from tenants in a timely manner and to pursue Owner's legal remedies for non-payment of same. Owner reserves the right to designate or approve counsel and to control litigation of any character affecting or arising out of the operation of the Premises.

            (j) Fidelity Bond. To bond Property Manager and/or all of Property Manager's employees who may handle or be responsible for monies or property of Owner with a "comprehensive 3-D" or "Commercial Blanket" fidelity bond, in an amount not less than $2,000,000.

            (k) Notifications. To notify Owner immediately of any fire, accident or other casualty, condemnation proceedings, rezoning or other governmental order, lawsuit or term thereof involving the Premises, and any violations relative to the leasing, use, repair and maintenance of the Premises under governmental laws, rules, regulations, ordinances, or like provisions, together with copies of supporting documentation. In the case of any fire or other material damage to the Premises, Property Manager shall immediately provide telephone notice thereof to the insurance carrier so that an insurance adjuster can view the damage before repairs are commenced, and complete customary loss reports in connection with fire or other damage to the Premises. In addition, Property Manager shall cooperate in such a manner as may be required for purposes of adjusting and settling any claims relating to such damage.

            (l) Ad Valorem Taxes. To assist in Owner's ad valorem tax review program and to cooperate with Owner, when so requested, in efforts to reduce such taxes. Property Manager shall promptly furnish Owner with copies of all assessment notices and receipted tax

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bills.

            (m) Compliance with Laws. As is reasonable and customary, to promptly comply with all laws, ordinances, orders, rules, regulations and requirements of all Federal, State and municipal or other governmental authorities, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services Office having jurisdiction, or any other body exercising functions similar to those of any of the foregoing which may be applicable to the Premises or any part thereof or to the leasing, use, repair, operation and management thereof. In the event such compliance is undertaken in the name and on behalf of Owner, such compliance shall be at Owner's expense in accordance with the Approved Budget, unless such compliance is solely of an administrative nature. Property Manager shall give prompt notice to Owner of any known violation or notice of alleged violation of such laws, rules, regulations and requirements of which Property Manager has knowledge. Property Manager shall not bear responsibility for failure of the Premises or the operation thereof to comply with such laws, rules, regulations and requirements unless Property Manager has committed negligence or a willful act or omission in the performance of its obligations under this Agreement or in the performance of any other duties owed to Owner or third parties by Property Manager.

      2.2 Reporting and Transfer of Funds. Property Manager agrees to prepare and submit to Owner certain reports relating to the management, leasing and operation of the Premises generally described on Exhibit "C" attached hereto and by this reference made a part hereof at the time specified on such Exhibit "C". Such reports, together with any other reports reasonably required by Owner from time to time, shall be in a form satisfactory to Owner. Property Manager shall remit to Owner the net receipts from the Premises as directed by Owner, and in any event no less frequently than weekly. Property Manager agrees that Owner shall have the right to require the transfer to Owner at any time of any funds in the Bank Account considered by Owner to be in excess of an amount reasonably required by Property Manager for disbursement purposes in connection with the Premises.

            Property Manager agrees to keep records with respect to the leasing, management and operation of the Premises, including records of receipts and disbursements, and to retain those records until the expiration or earlier termination of this Agreement, at which time Property Manager shall turn over all such records to Owner. Owner shall have the right to inspect such records and audit the reports required by this Section during business hours until such time as all such records have been delivered over to Owner following the expiration or earlier termination of this Agreement.

      2.3 Required Software. In connection with its management of the Premises, Property Manager shall acquire and utilize such computer software as Owner may require. Property Manager shall keep such software current and install all upgrades, enhancements and new versions of the software which may be from time to time released by the vendor and/or required by Owner

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(collectively, the "Required Software"). Property Manager shall cause all personnel who use the Required Software to attend and complete basic system training programs offered by the vendor and licensor of the Required Software. Property Manager shall also be responsible for obtaining and maintaining any equipment required for proper operation of the Required Software, including but not limited to, the communications equipment required for transmission of data to Owner. Owner may from time to time require additional or substitute software to be included among the Required Software and shall provide not less than sixty
(60) days' advance notice to Property Manager of such additions or substitutions. Owner shall not be unreasonable with respect to the frequency of changes in the Required Software. Property Manager shall use the Required Software to enter, process, store and transmit data to Owner as Owner may from time to time require and shall comply with any data reporting standards as Owner may establish.

      2.4 Financial Controls. Property Manager shall exercise such control over accounting and financial transactions as is reasonably required to protect Owner's assets from loss or diminution due to error, negligence or willful misconduct on the part of Property Manager's associates or employees. Losses caused by such error, negligence or willful misconduct shall be borne by Property Manager. Owner shall have the right to review control procedures and within reason may require changes to the existing procedures.

      2.5 Budgeting. Property Manager shall prepare and submit to Owner proposed operating and capital budgets for the promotion, leasing, operation, repair, and maintenance of the Premises in such form as Owner shall direct from time to time. A preliminary version of the budget (the "Initial Budget") will be delivered to Owner on or before August 1 of each calendar year, or as otherwise stipulated by Owner. All budgets will be prepared on an accrual basis showing a month by month projection of income and expense and capital expenditures for the forthcoming calendar year, together with an annual business plan (including proposed leasing guidelines) for the Premises, which budget and business plan shall incorporate appropriate statements and schedules prepared in accordance with generally accepted principles. In addition, at the time Property Manager submits the Initial Budget to Owner, and at such other times as Owner may reasonably request, Property Manager shall provide Owner with a written description of the prevailing marketing conditions in the Charlotte, North Carolina area for projects comparable to the Premises. The Initial Budget shall also include any revisions to the Staffing Plan proposed by Property Manager, and shall contain such other reports or data which the Owner in its reasonable discretion deems to be relevant to the management, operation and leasing of the Premises.

            Owner and Property Manager shall consult together so as to revise the Initial Budget in such a manner as may be required to obtain Owner's written approval. After receiving Owner's written approval of the Initial Budget, Property Manager shall implement such budget and shall be authorized to make the expenditures and incur the obligations provided for therein (such Initial Budget, as so approved by Owner, is referred to herein as the "Approved Budget").

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If Owner has not approved the Initial Budget by the beginning of the year to which it applies then, until such budget is so approved by Owner, Property Manager shall operate the Premises according to the previous year's approved budget until the proposed Initial Budget is fully approved by Owner. Property Manager shall obtain Owner's specific approval prior to contracting for any capital expenditures, even if already included in the Approved Budget. Property Manager agrees to use its best efforts to ensure that the actual costs of operating the Premises do not exceed said Approved Budget. Property Manager shall not spend any non-budgeted amount in excess of $2,500 for any single expenditure (or $25,000 for all such expenditures during any one year) without Owner's prior written approval.

      2.6 Leasing Responsibilities. Property Manager agrees to use its best efforts to cause the Premises to be rented and remain rented to desirable tenants satisfactory to Owner and, in connection therewith:

            (a) Scope of Obligations. To negotiate leases, renewals, extensions and expansions of leases fairly at appropriate times on an exclusive basis, it being understood that all inquiries to Owner with respect to leasing any portion of the Premises shall be referred to Property Manager. Property Manager agrees to use its best efforts to retain existing tenants and to lease any vacate space in the Premises to desirable tenants in accordance with instructions articulated by Owner from time to time in writing pursuant to approved business plans, or otherwise. All leasing documentation shall be prepared by Owner's counsel (or by Property Manager, as directed by Owner) on Owner's approved form of lease agreement, and shall be submitted to the Owner's designated representative for approval and execution by Owner. Any and all proposals submitted by Property Manager to prospective tenants from time to time shall be expressly nonbinding by their terms until a final lease has been executed by Owner and all other authorized parties thereto. References of prospective tenants, as well as their varying use requirements, shall be investigated carefully by Property Manager, and Property Manager shall obtain such financial statements, credit reports, and other documentation concerning the creditworthiness of any prospective tenant as may be reasonably required for purposes of fully and fairly evaluating such creditworthiness. Property Manager agrees to prepare and submit the reports described on Exhibit "D" attached hereto and by this reference made a part hereof relating to the leasing of the Premises in a form and at the time specified by Owner from time to time.

            (b) Marketing. With Owner's prior written approval and at Owner's expense in accordance with the Approved Budget, to advertise the Premises or portions thereof for rent by means of periodicals, plans, brochures and other means appropriate to the Premises. All signage and other promotional materials placed on the Premises or otherwise distributed by Property Manager shall be approved by Owner.

      2.7 Confidentiality. Property Manager agrees for itself and all persons retained or employed by Property Manager in performing its services, during the term of this Agreement and

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thereafter, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner heretofore or hereafter disclosed to Property Manager, including but not limited to any data, information, plans, programs, processes, costs, operations, or tenants which may come within the knowledge of Property Manager in the performance or as a result of its services, except where Owner specifically authorizes Property Manager to disclose any of the foregoing to others or such disclosure reasonably results from the performance of Property Manager's duties hereunder.

      2.8 Indemnification. Property Manager shall indemnify and save harmless Owner from and against all liability to or suits, claims, and demands (including, without limitation, all costs and attorney's fees and expenses incurred in connection therewith) made by or on behalf of any person, firm, corporation or other entity arising out of any negligence or willful misconduct on the part of the Property Manager, its employees, contractors or subcontractors in connection with Property Manager's performance of its obligations under this Agreement.

      2.9 Liens. Property Manager shall use its best efforts to ensure that no third party files or suffers to be filed any materialman's or mechanic's lien against the Premises arising out of material incorporated therein or work performed therein or thereon upon the request or order of Property Manager.

      2.10 Maintenance of Operations. Property Manager agrees at all times to maintain an organization sufficient to enable it to perform all of its obligations and functions under this Agreement. Property Manager shall cause any and all licenses, permits and other approvals required from time to time to use, operate, maintain and manage the Premises to remain in full force and effect. In addition, Property Manager shall, at its own expense, qualify to do business in the State of North Carolina, shall cause its business and any other licenses or permits required for purposes of performing its obligations hereunder to remain in full force and effect at all times, and shall provide written notice of any required extension, replacement or renewal to Owner prior to the expiration thereof.

                                   ARTICLE III
                               OWNER'S AGREEMENTS

      3.1 Owner Payments. Owner, at its option. may pay directly all of the following charges relating to the Premises: taxes, special assessments, ground rents, legal fees and expenses, insurance premiums (other than premiums for which Property Manager is responsible) and mortgage payments.

      3.2 Insurance. Owner shall self-insure or, at its option. require Property Manager to coordinate the placement of insurance upon the Premises including both liability and all risk

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insurance and shall look solely to such insurance or self-insurance for indemnity against any loss or damage to the Premises, except in the case of Property Manager's negligence or willful misconduct. To the extent that policies shall be procured, Owner shall obtain waivers of subrogation against Property Manager under such policies. Property Manager shall be an additional insured as real estate manager under Owner's liability policy.

      3.3 Indemnity. With respect to liabilities arising out of the use and operations of the Premises and arising under this Agreement, other than liabilities arising out of the employment relationships between Property Manager and its employees, Owner shall indemnify and save harmless Property Manager from and against all claims, losses and liabilities (including, without limitation, all costs and attorney's fees and expenses incurred in connection therewith) resulting from damage to property or injury to, or death of, persons (including, but not limited to, the property and persons of the parties hereto and their agents, contractors, subcontractors and employees) occasioned by or arising out of, acts or omissions (other than criminal acts) of (a) Property Manager (except in cases of willful misconduct, negligence or breach of this Agreement), (b) the employees, contractors or subcontractors of Property Manager (except in cases of willful misconduct, negligence or breach of this Agreement), or (c) Owner or Owner's agents, employees, contractors and subcontractors. Nothing contained in this Section 3.3 shall be construed as creating or evidencing an employment relationship between Owner and any or all persons employed or utilized by Property Manager for the operation and maintenance of the Premises.

                                   ARTICLE IV
                             PROPERTY MANAGER'S FEES
                             AND LEASING COMMISSIONS

      4.1 Management Fees. As management fees for the services performed pursuant to management and operation of the Premises. Owner agrees to pay Property Manager a sum payable in monthly installments equal to two and three quarters percent (2.75%) of the monthly base rent, additional rent, rental escalations, operating expenses, real estate pass-throughs, and other income from the use or occupancy of the Premises actually collected. Said management fee shall be payable monthly and shall be based on actual collected receipts from the immediately preceding calendar month. Property Manager shall withdraw said fee from the Bank Account pursuant to a draft signed by Owner and Property Manager, and shall account for such fees as provided for herein. It is expressly understood and agreed that management fees shall be applicable only to rent or other income actually collected, and that there shall be excluded therefrom the following: direct charges for taxes, insurance, fuel, electricity, water, labor or any other expense pertaining to the operation and maintenance of the Premises which are paid directly by a tenant to any taxing authority, utility or service company; fire loss proceeds; condemnation proceeds; capital improvements; remodeling and tenant change or improvement costs (including

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any overhead factor payable by tenants); amortization for tenant work or any loan or advance relating thereto; security deposits; and any charges paid by a tenant for building maintenance such as lighting, maintaining, policing or supervising the public areas or common facilities of the Premises. Notwithstanding the foregoing, to the extent base rent is stated on a partially net basis (i.e., a component of the base rent is intended to represent only a portion of base year operating expenses and/or real estate taxes), an amount equal to the then current estimate on a rentable square foot basis of the operating expenses and/or real estate taxes not included in the base rent, projected for the fiscal year in which the lease commencement date is projected to occur, shall be added to the base rent for purposes of calculating Property Manager's management fees hereunder. In the event that a tenant shall pay rent in advance, no compensation shall be due based on such collected rent until the month for which such rent is payable. In the event that the term of this Agreement expires or is terminated on any day other than the end of a calendar month, the management fees payable by Owner to Property Manager hereunder shall be prorated based on the actual number of days during such month in which this Agreement was in full force and effect.

      4.2 Leasing Commissions. For acting as Owners' exclusive representative for leasing of space in the Premises, Owner shall pay Property Manager for its services in connection with the procurement of such leases as follows:

            (a) New Leases. For new leases signed during the term of this Agreement, Owner agrees to pay Property Manager a cash-out commission in the amount of four percent (4.0%) of "Aggregate Base Rental" (as hereinafter defined) due and payable with respect to any such new lease. In the event that a third party cooperating broker is involved in the procurement of such new lease (a "Co-Broker"), Property Manager's commission shall be reduced to two percent (2.0%) of Aggregate Base Rental. In addition, Owner shall enter into a separate agreement with the Co-Broker pursuant to which Owner shall agree to pay Co-Broker an amount not to exceed four percent (4.00%) of Aggregate Base Rental. For purposes of this Agreement, "Aggregate Base Rental" shall mean the total of base rent and pre-determined fixed increases in rent stated in the lease to be paid by the tenant during the original lease term up to a maximum of ten (10) years (unless otherwise agreed by Owner in writing), and shall specifically exclude percentage rent, variable escalations, CPI escalations, operating expense escalations, real estate tax escalations or similar pass-throughs or any portion of said base rent attributable to free rent or abatements. In the event a lease provides that the tenant is to pay directly for some or all of the operating expenses and/or real estate taxes associated with its space then, for purpose of calculating Aggregate Base Rental, such rental shall be increased by an amount equivalent to the estimated annual expenses that will be paid by tenant during the first year of its lease. Unless otherwise agreed by Owner in writing, no commission will be paid for any portion of a lease term that exceeds ten (10) years.

            (b) Renewals, Extensions and Expansions. For renewals, extensions or expansions of existing leases exercised or otherwise consummated during the term of this

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Agreement, Owner agrees to pay Property Manager a cash-out commission in the amount of two percent (2.0%) of Aggregate Base Rental due and payable with respect thereto. In the event that a Co-Broker is involved in the procurement of such renewal, extension or expansion, Property Manager's commission shall be reduced to one percent (1.0%) of Aggregate Base Rental. In addition, Owner shall enter into a separate agreement with the Co-Broker pursuant to which Owner shall agree to pay Co-Broker an amount not to exceed two percent (2.0%) of Aggregate Base Rental. Unless otherwise agreed by Owner in writing, no commissions will be due for any portion of a renewal, extension or expansion that exceeds ten (10) years. In no event and under no circumstances shall the Property Manager be entitled to any leasing commissions, fees, or other charges for the lease, renewal, extension or expansion of any lease in the Premises after the expiration of this Agreement (as opposed to upon termination, as more particularly addressed in paragraph 5.4, below), regardless of whether such renewal, extension or expansion arises under or by virtue of an option or other right contained in a lease procured by Property Manager.

            (c) Payment Terms. Leasing commissions for new leases and expansions shall be paid fifty percent (50%) within thirty (30) days after lease execution or modification, as the case may be, by all parties and fifty percent (50%) within thirty (30) days after rent commencement. In the event of a renewal or extension, any commission payment due shall be paid within thirty (30) days of the execution of the renewal or extension documentation or the exercise of any written option therefor. In the event that Owner signs a direct lease with a subtenant for the period following the expiration of the sublease and corresponding prime lease, Owner shall pay a commission on such direct lease at the rate specified above for new leases at the time and in the manner provided with respect to commissions on new leases. In the event a new lease contains a cancellation option exercisable by the tenant, leasing commissions will be paid through and including the termination date, with the commission for the balance of the lease term payable when and if such tenant does not terminate the lease in accordance with such cancellation option.

            (d) Cooperation with Brokers. Property Manager shall cooperate with outside brokers, and all commissions to such brokers shall be subject to the written approval of Owner. The cost of all approved commissions will be paid by Owner. Property Manager will assist Owner in negotiating the terms of fees to outside brokers, and will submit recommendations to Owner regarding the percentage rate for outside brokerage commissions. In addition, Property Manager shall cooperate with and assist Owner in connection with the sale, disposition, financing or refinancing of the Premises from time to time.

      4.3 Expenses of Property Manager. Owner will be responsible to reimburse Property Manager for expenses or costs incurred by or on behalf of Property Manager pursuant to the terms of the Approved Budget in connection with the leasing of the Premises. Unless included in the Approved Budget or allowed elsewhere in this Agreement, all leasing and marketing expenses shall be paid by Property Manager.

      4.4 Acknowledgments Regarding Compensation. The leasing commissions provided for in this Agreement are the only commissions, finders fees, or similar charges which Property Manager is entitled to receive with respect to the leasing of space in the Premises; provided, however, that Property Manager may be retained by tenants for purposes of providing general construction services, construction management, move management and subleasing services so long as any such agreements are disclosed to and approved by Owner in writing as required by the provisions of subparagraph 2(c), above. No salary, wages, benefits, or other payments shall be paid by Owner to Property Manager on account of the services of its employees to be rendered for purposes of performing such leasing responsibilities other than the commissions described in this Agreement. Property Manager shall remit to Owner any other fee, commission or reimbursement received by it from any tenant, broker or other party for the leasing of space in the Premises. (A) Further, no commission shall be due to Property Manager on any sale, disposition or refinance of the Premises unless such commission is specifically provided for in a separate written commission agreement hereinafter executed by Owner and Property Manager.

(A): except as provided for above in regard to general construction services, construction management, move management and subleasing services

                                   ARTICLE V
                        DURATION, TERMINATION, DEFAULT

      5.1 Term. This Agreement shall become effective as of the date hereof and will continue in full force and effect for a term of one (1) year.

      5.2 Termination. This Agreement may be terminated by Owner or Property Manager at any time (a) automatically and without notice if the Premises are sold to a bona fide third party purchaser or the Premises are acquired through foreclosure of a mortgage or deed in lieu of foreclosure, or (b) for cause by the non-defaulting party, at its option, upon the happening of any of the following events of default

                  (i) Bankruptcy. If Property Manager makes a general assignment for the benefit of creditors; files in the courts a petition in bankruptcy, or insolvency, or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial part of its property; voluntarily takes any advantage of any bankruptcy or insolvency law; an involuntary petition or any answer is filed against the other proposing the adjudication as a bankrupt which is not discharged or denied within sixty (60) days thereafter; or if Property Manager is insolvent by reason of being unable to pay debts as they mature or otherwise is adjudicated bankrupt;

                  (ii) General Breach. Upon the occurrence of a breach, default, or non compliance by Property Manager of any of the obligations, agreements or covenants to be performed by Property Manager hereunder contained in this Agreement, and the failure of Property Manager to cure such breach, default or non-compliance within thirty (30) days following receipt of written notice from the Owner specifying such breach, default or compliance provided that if the breach, default or non-compliance is not curable within said thirty (30) day period, then upon Property Manager's failure to commence the curing of such breach, default or non-compliance within said thirty (30) day period and thereafter diligently and continuously pursue such cure to completion within said (60) days from the date of receipt of such written notice of default from Owner;

                  (iii) Non-Payment. Failure of Owner to pay or reimburse Manager any sums stipulated in this Agreement, said termination to become effective upon Manager's having served Owner written notice of such failure and Owner's continued failure to remedy or correct such non-payment within thirty
(30) days after receipt of such notice;

                  (iv) Casualty or Condemnation. If the Premises are damaged by fire or any other casualty or are taken through the exercise of the power of eminent domain or sale in lieu thereof and, in Owner's reasonable opinion, such damage or taking materially affects the operation of the Premises for their intended purpose and the Premises cease to be operated for such purpose;

                  (v) Acts of Moral Turpitude. An adjudication of violation of any criminal or civil statute, law or regulation involving or related to moral turpitude applicable to Property Manager (as opposed to building codes and other statutes, laws, orders, regulations or rulings applicable to the Premises);

                  (vi) Authority. Property Manager acts outside the scope of its authority created herein in some material manner; and

                  (vii) Fraud and Embezzlement. Property Manager commits any act of fraud or misappropriates or embezzles any funds hereunder, or furnishes any statement, report, notice, rider or schedule to Owner which is knowingly untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified.

      5.3 Transition of Premises. Upon termination of this Agreement for any reason, Property Manager shall deliver the following to Owner or Owner's duly appointed representative on or before thirty (30) days following the termination date:

            (a) A final accounting reflecting the balance of income and expenses for the Premises as of the date of termination,

            (b) Any balance or monies due to Owner or tenant security deposits, or both, held by Property Manager with respect to the Premises, and

            (c) All records, contracts, drawings, leases, correspondence, receipts for deposits, unpaid bills, summary of all leases in existence at the time of termination, and all other papers or documents which pertain to the Premises. Such data and information and all such documents shall at all times be the property of Owner.

      5.4 Leasing Commissions After Termination. If this Agreement is terminated by Property Manager or Owner, Owner shall recognize Property Manager as the broker in any ongoing negotiations with a "Prospective Tenant" (as hereinafter defined) for a lease, renewal, extension or expansion with respect to any part of the Premises pending as of the date of receipt of such notice of termination (the "Notice Date") that is subsequently consummated within six (6) months from such Notice Date. "Prospective Tenant" shall mean any tenant with whom substantial, active, continuous and ongoing negotiations are currently underway and who has (a) visited the Premises with Property Manager (or whose leasing broker has visited the Premises with Property Manager on Prospective Tenant's behalf) prior to the Notice Date, and (b) has received a written proposal from Property Manager or submitted a written proposal to Property Manager prior to the Notice Date. Property Manager shall provide a list of Prospective Tenants (the "Prospect List") to Owner on or before the effective date of any such termination. The Prospect List will be subject to the review and approval of Owner, which approval shall not be unreasonably denied. Unless otherwise agreed to in writing by all parties, in the event of the consummation of a lease, renewal, extension or expansion with a Prospective Tenant appearing on the approved Prospect List within six (6) months of the Notice Date, Owner shall pay to Property Manager a leasing commission with respect thereto in the amount, at the time, and in the manner set forth in Section 4.2 hereof. Property Manager shall not begin negotiations for any new lease, renewal, extension or expansion after the Notice Date without the prior written consent of Owner. No commissions shall be paid to Property Manager in the event of the consummation of a lease more than six (6) months after the Notice Date. Except as otherwise provided hereinabove in this Section 5.3, in no event and under no circumstances shall the Property Manager be entitled to any leasing commissions, fees, or other charges for the lease, renewal, extension or expansion of any lease in the Premises after the termination of this Agreement, regardless of whether any such renewal, extension or expansion arises under or by virtue of an option or other right contained in a lease procured by Property Manager. In addition, in the event that this Agreement is terminated by Owner as a result of any default by Property Manager under the provisions of Section 5.2(g) of this Agreement, Owner shall not have any further obligation or responsibility for payment of any leasing commissions heretofore or thereafter accruing hereunder, or for any commissions payable to Property Manager's affiliate. Trammell Crow Company, Brokerage Division, Ltd. ("Crow Brokerage"), under or by virtue of the "Prior Leasing Agreement" (as defined hereinbelow), which commissions under the Prior Leasing Agreement are more fully and specifically set forth on Exhibit "E" attached hereto and by this reference made a part hereof. Property Manager hereby represents and warrants to Owner that no other person, firm or entity is entitled to be paid all or any part of the commissions described on the attached Exhibit "E", and Property Manager hereby indemnifies and agrees to hold Owner harmless from and against any claims, causes of action, damages or expenses (including reasonable attorneys fees) resulting from any claim by any person, firm or entity for payment of all or any portion of the commissions described on the attached Exhibit "E". In addition, Property Manager hereby expressly acknowledges and agrees that it is not owed or entitled to any leasing commissions, fees, or other charges with respect to the leasing of space in the Premises as of the date hereof.

                                  ARTICLE VI
                         ASSIGNMENT; CHANGE IN CONTROL

      6.1 Assignment; Change in Control. This Agreement shall not be assignable by either party and can be changed only by a writing signed by the parties hereto. A sale or transfer of fifty percent (50%) or more of the issued and outstanding stock of Property Manager shall be deemed to be an assignment subject to Owner's consent hereunder. No services to be performed by Property under this Agreement shall be delegated by Property Manager to any other person or firm without the prior written consent of Owner, except that Property Manager may engage independent subcontractors to provide incidental services usually performed by independent contractors under sound property management practices customary in the Charlotte, North Carolina metropolitan area. Subject to Owner's direction, Property Manager will cooperate with accountants, lawyers or consultants pursuant to contracts in the name of the Owner to file income tax returns, respond to audit requests, perform real estate tax appeals, property audits, and other normal and customary services required in connection with operation of the Premises.

                                  ARTICLE VII
                                 MISCELLANEOUS

      7.1 Notices. Any statement, notice, recommendation, request, demand, consent or approval under this Agreement shall be in writing and shall be deemed delivered and received when deposited in the United States mail certified or registered mail, return receipt requested, postage prepaid, or deposited with a nationally recognized overnight courier service such as Federal Express, and addressed to the respective parties at the addresses specified below, or at such other address as they shall each specify in a notice addressed and mailed as hereinabove set forth:

to Owner:               Charlotte Office Tower Associates
                        c/o DIHC Management Corporation
                        200 Galleria Parkway, NW

                        Suite 2000
                        Atlanta, Georgia  30339
                        Attn:  Mr. Barrington H. Branch
with a Copy to:         Long Aldridge Norman LLP
                        One Peachtree Center
                        303 Peachtree Street, NE, Suite 5300
                        Atlanta, Georgia  30308
                        Attn:  W. Gregory Null, Esq.

to Property Manager:    Trammell Crow SE, Inc.
                        130 Charlotte Plaza
                        201 S. College Street
                        Charlotte, North Carolina  28244
                        Attn:  Mr. James Apple

with a Copy to:         Trammell Crow Company
                        2001 Ross Avenue
                        Dallas, Texas  75201
                        Attn:  Legal Department

      7.2 Severable Provisions. Each provision of this Agreement is intended to be severable. If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

      7.3 Expenses of a Dispute. In the event either of the parties to this Agreement shall institute any action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for reasonable attorney's fees actually incurred.

      7.4 No Consent or Waiver. No consent or waiver, express or implied, by either party hereto or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of Owner shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

      7.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of North Carolina. The venue of any action or proceeding brought by either party against the other arising out of this Agreement shall, to the extent legally permissible, be Mecklenburg County, North Carolina.

      7.6 Competitive Ventures. It is understood that Property Manager is engaged in the development, management, leasing and sale of real estate similar to the business of Owner and may, from time to time, agree to develop, manage, lease and sell other real estate which may compete with the business of Owner. Owner hereby consents to the pursuit of such competitive ventures by Property Manager and acknowledges that such ventures shall not be deemed wrongful or improper so long as neither Property Manager nor its affiliates shall solicit any Tenants in the Premises or attempt to induce such Tenants to relocate out of the Premises and into a competing property owned, controlled, or managed directly or indirectly by Property Manager or any affiliate thereof during the term of such Tenant's lease in the Premises. Property Manager agrees to fulfill its duties under this Agreement in a first class manner and shall use its best efforts to market the Premises to all qualified prospective tenants interested in occupying Class A office space in Charlotte, North Carolina.

      7.7. Limited Recourse. Enforcement of any provisions hereof against Owner shall be limited to the property of Owner, and no recourse shall be had by Property Manager against any officer, director, shareholder, employee or partner of Owner. In addition, no recourse shall be had by Owner against any officer, director, shareholder, employee or partner of Property Manager.

      7.8 Subordination to Rights of Mortgage Holders. The rights of Property Manager hereunder are subject and subordinate to any deed of trust now or hereafter placed on the Premises by Owner, to the rights of any successful bidder at any foreclosure sale conducted pursuant to such deed of trust, and to the rights of any successor in title to the Premises by virtue of a deed in lieu of foreclosure. Any and all of the foregoing parties shall take title to the Premises free and clear of any claims of the Property Manager hereunder.

      7.9 Prior Agreements. The parties hereto do hereby covenant and agree that the terms of that certain Leasing Agreement (the "Prior Leasing Agreement"),dated as of January 21, 1987, between Owner and Crow Brokerage, and that certain Management Agreement, dated as of January 21, 1987, between Owner and Crow Brokerage, and any amendments or modifications thereto, and any and all other agreements, side letters, and other understandings to which Owner and Crow Brokerage are parties pertaining to the management and leasing of Premises have been terminated and are of no further force or effect except with respect to the indemnity obligations of Owner and Crow Brokerage thereunder. Owner and Property Manager acknowledge and agree that Owner has no obligation or agreement to pay Property Manager any leasing commissions, charges, fees, or other remuneration in consideration for leasing space in the Premises except as expressly set forth in this Agreement, and that no other agreements or understandings, written or oral, exist between Owner and Property Manager pertaining to the management and leasing of the Premises.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    OWNER:

                                    CHARLOTTE OFFICER TOWER ASSOCIATES

                                    By:  BALSAM MOUNTAIN, INC., a joint venturer

                                         By:          /s/
                                            ------------------------------------
                                         Name: Robert T. Sorrentino
                                         Title: Vice President

                                    By:  CHARLOTTE PLAZA PROPERTIES,
                                         INC., a joint venturer

                                         By:         /s/
                                            ------------------------------------
                                         Name: Robert T. Sorrentino
                                         Title: Vice President

                                    PROPERTY MANAGER:

                                    TRAMMELL CROW SE, INC.,
                                    a Delaware corporation

                                    By:      /s/
                                       -----------------------------------------
                                       Name: James W. Apple, Jr.
                                       Title: EVP

                             SCHEDULE OF EXHIBITS

Exhibit "A"  -   Legal Description

Exhibit "B"  -   Schedule of Service Contracts

Exhibit "C"  -   Staffing Plan

Exhibit "D"  -   Schedule of Required Reports for Premises

Exhibit "E"  -   Schedule of Leasing Commissions Under Prior Leasing Agreement

                [Exhibits to be provided by Company upon request]

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION

The land, and all improvements thereon, beginning at an iron pin located at the intersection of the southeasterly margin of the right of way of South College Street (which said margin is located parallel to and 35 feet southeasterly from the center line of the existing paving of South College Street) with the southwesterly margin of the 80 foot wide right of way of East Fourth Street, and running thence from said Beginning Point along said margin of the right of way of East Fourth Street, South 41-18-17 East 387.05 feet to a point; thence South 51-30-37 West 174.93 feet to a point; thence North 38-25-42 West 11.00 feet to a point; thence North 43-23-06 West 14.54 feet to a point; thence North 43-16-42 West 158.40 feet to a point; thence North 43-38-48 West 27.16 feet to a point; thence South 50-47-54 West 186.42 feet to a point located in the northeasterly margin of the 80 foot wide right of way of East Third Street; thence with the aforesaid margin of said right of way, North 42-42-36 West 176.61 feet to an iron pin located intersection of said right of way with the aforesaid southeasterly margin of the right of way of South College Street; thence with said margin of the right of way for South College Street, North 51-08-30 East
372.24 feet to the point or place of Beginning; all as shown on that certain map of the Area Bounded by East Third Street, South College Street, East Fourth Street and Southern Railway by Ralph Whitehead & Associates, dated June 27, 1979 (Drawing No. D-1293.1), and further as shown on that certain Map of Southern Railway Property showing Parcel Lines by Ralph Whitehead & Associates, dated June 11, 1980, revised July 24, 1980 (Drawing No. D-1293.1A).

Said premises are located in the City of Charlotte, County of Mecklenburg and State of North Carolina.